Exhibit 24.1

PARTICLE DRILLING TECHNOLOGIES, INC.

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jim B. Terry, J. Chris Boswell and Thomas E. Hardisty, and each of them, any of whom may act without the joinder of the others, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to a Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Executed the 1st day of February, 2007.

PARTICLE DRILLING TECHNOLOGIES, INC

By:	/s/ Jim. B. Terry
Name:	Jim B. Terry
Title:	President and Chief Executive Officer

ATTEST:

By:	/s/ Thomas E. Hardisty
Name:	Thomas E. Hardisty
Title:	Senior Vice President, Corporate Development
and Secretary

/s/ Kenneth R. LeSuer	Chairman of the Board and Director
Kenneth R. LeSuer

/s/ Jim B. Terry	President, Chief Executive Officer and
Jim B. Terry	Director

/s/ J. Chris Boswell	Senior Vice President, Chief Financial
J. Chris Boswell	Officer

/s/ John D. Schiller, Jr.	Director
John D. Schiller, Jr.

/s/ Michael S. Mathews	Director
Michael S. Mathews

/s/ Hugh A. Menown	Director
Hugh A. Menown

/s/ Steve Weyel	Director
Steve Weyel